Exhibit 3.1

IONIC DIGITAL INC.

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

Ionic Digital Inc., a Delaware corporation, hereby certifies as follows:

1. The name of this corporation is “Ionic Digital Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 5, 2024 under the name Arbelco Inc. The corporation filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware on January 12, 2024 to change its name to Ionic Digital Inc.

2. The Amended & Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and amends the provisions of the Certificate of Incorporation of this corporation, has been duly adopted by this corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of this corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this corporation has caused this Amended & Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: January 31, 2024	IONIC DIGITAL INC.

	By:	/s/ Matt Prusak
		Name:	Matt Prusak
		Title:	Authorized Officer

EXHIBIT A

IONIC DIGITAL INC.

AMENDED & RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Ionic Digital Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of this Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 1,015,000,001 shares, consisting of 1,000,000,000 shares of Class A Common Stock,

$0.00001 par value per share (the “Class A Common Stock”), 1 share of Class B Common Stock, $1.00 par value per share (the “Class B Common Stock” and, with the Class A Common Stock, the “Common Stock”), and 15,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).

2. Designation of Additional Series.

(a) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the law of the State of Delaware and this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including by a Certificate of Designation, this “Certificate of Incorporation”), to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers, full or limited, or no voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and, except where otherwise provided in the applicable Certificate of Designation, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by such affirmative vote as may be required at that time by the General Corporation Law.

(b) Except as otherwise expressly provided in this Certificate of Incorporation and in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers (which may be full or limited or no voting powers), dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Preferred Stock or any future class or series of capital stock of the Corporation.

(c) Except as otherwise required by law and subject to the rights of the sole holder of the Class B Common Stock (the “Class B Holder”) set forth in Article IV, Section 3(h) of this Certificate of Incorporation, each outstanding share of Class A Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including the adoption or amendment of any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock).

3. Rights of Class A Common Stock and Class B Common Stock

(a) Status of Class A and Class B Common Stock Generally. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(b) Voting Generally. Except as otherwise expressly provided by this Certificate of Incorporation (including Article IV, Section 3(h) of this Certificate of Incorporation) and in any Certificate of Designation designating any series of Preferred Stock or as required by applicable law, the holders of shares of Common Stock shall (i) be entitled to notice of any stockholders’ meeting in accordance with the Amended & Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) and (ii) have one vote for each share of Common Stock which is outstanding in his, her, its or their name on the books of the Corporation on all matters on which stockholders are entitled to vote generally.

(c) No Cumulative Voting. The holders of the Common Stock shall not have cumulative voting rights (as defined in Section 214 of the General Corporation Law).

(d) No Class B Common Stock Dividend or Distribution Rights. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(e) Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding or any other outstanding class or series of stock of the Corporation having a preference over or the right to participate with the Common Stock as to distributions, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder, and the Class B Holder as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(f) Class B Common Stock Ownership. The share of Class B Common Stock shall be issued only to, and shall be held only by, U.S. Data Management Group LLC, a Delaware limited liability company and subsidiary of Hut 8 Corp. (“Hut 8”), and Affiliates (as such term is defined in the Management Services Agreement dated as of January 31, 2024, by and among the Corporation, Hut 8, as such agreement may be amended, supplemented, restated or otherwise modified from time to time (the “Management Services Agreement”)) of Hut 8 (including all successors of Hut 8 or such Affiliates by way of merger or consolidation) (the “Permitted Class B Owners”). Any purported sale, transfer, pledge or other disposition of the share of Class B Common Stock to any person other than a Permitted Class B Owner shall be null and void ab initio and of no force and effect.

(g) No Preemptive Rights. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, no stockholder of the Corporation shall have preemptive rights to acquire additional, unissued or treasury shares of the Corporation or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation, whether such preemptive rights are purported to be granted by a provision in this Certificate of Incorporation, the Bylaws or by contract.

(h) Class B Common Stock Consent Rights. To the fullest extent permitted by law, without the consent of the Class B Holder, and subject to any other applicable stockholder approval requirements required by law, and to the preferential or other rights of any holders of Preferred Stock then outstanding, the Corporation shall not take, and shall cause its subsidiaries not to take or consummate, any of the following actions or transactions (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect): amend, alter, modify, or repeal this Certificate of Incorporation, or the Bylaws, including the amendment of this Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any subsidiary of the Corporation, in any such case in any manner that adversely affects the rights or powers of the Class B Common Stock or the Class B Directors (as defined below), including (i) with respect to the power and authority of the Class B Holder to elect two directors; (ii) increase the authorized number of directors constituting the Whole Board (as defined below) to more than eight; or (iii) increase or decrease the number of authorized shares of Class B Common Stock, or authorize the issuance of or issue any shares of Class B Common Stock. The term “Whole Board” shall mean the total number of authorized directors at the time such action is taken, whether or not there exist any vacancies in previously authorized directorships.

4. Class B Common Stock Redemption.

(a) Immediately upon the termination of the Management Services Agreement in accordance with its terms, the Corporation shall immediately effect, out of funds legally available therefor, a redemption of the outstanding share of Class B Common Stock (a “Class B Redemption”) for a price per share equal to $1.00 per share of Class B Common Stock (the “Class B Redemption Price”).

(b) To effect a Class B Redemption, the Corporation shall send written notice (the “Class B Redemption Notice”) to the Class B Holder. Each Class B Redemption Notice shall state: (i) that the outstanding share of Class B Common Stock shall be redeemed; (ii) the date of the closing of the Class B Redemption, which date shall not be sooner than 10 days following the date of the Class B Redemption Notice (the “Class B Redemption Date”), and the Class B Redemption Price; and (iii) the manner of the Class B Redemption, including the manner and place designated for surrender by the holder to the Corporation or the Corporation’s transfer agent, as applicable, of his, her, its or their certificate, if any, representing the share of Class B Common Stock to be redeemed.

(c) If on the Class B Redemption Date, the Class B Redemption Price is paid (or tendered for payment) for all of the outstanding share of Class B Common Stock to be redeemed on such Class B Redemption Date, then on such date all rights of the Class B Holder with respect to the share of Class B Common Stock so redeemed and paid or tendered shall cease, and such share of Class B Common Stock shall no longer be deemed issued and outstanding. The certificate, if any, representing the share of Class B Common Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

5. Non-Voting Equity. The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(c)(6) of title 11 of the United States Code (as amended, the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE V: AMENDMENT OF BYLAWS

Subject to the rights of the Class B Holder set forth in Article IV, Section 3(h) of this Certificate of Incorporation, the Board shall have the power to adopt, amend or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Subject to the rights of the Class B Holder set forth in Article IV, Section 3(h) of this Certificate of Incorporation, any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the directors then in office. Subject to the rights of the Class B Holder set forth in Article IV, Section 3(h) of this Certificate of Incorporation and to the rights of any class or series of stock of the Corporation, the stockholders shall also have the power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. Except as otherwise provided by the General Corporation Law, the Bylaws or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2. Number and Election of Directors.

(a) Subject to Section 2(b) of this Article VI, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office Board.

(b) For so long as the share of Class B Common Stock remains outstanding, unless prior written consent of the Class B Holder is obtained to increase the authorized number of directors constituting the Whole Board to more than eight (in accordance with Article IV, Section 3(h) of this Certificate of Incorporation), the Whole Board shall consist of not more than eight directors, two of which shall be nominated and elected exclusively by the Class B Holder (the “Class B Directors”), voting as a separate class. One of the two Class B Directors shall initially be Asher Genoot. The holders of the Class A Common Stock, voting as a separate class, shall have the exclusive right to elect the remaining directors.

(c) Subject to Section 2(b) of this Article VI, the vote required for the election of a director by the stockholders at a meeting of stockholders shall be the affirmative vote of a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (for the avoidance of doubt, holders of shares of Class A Common Stock are not entitled to vote on the election of the Class B Directors).

3. Classified Board. Subject to any special rights of the holders of one or more series of Preferred Stock to elect additional directors, the directors shall be divided, with respect to the time for which they hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, which assignments shall become effective at the same time that the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Class B Directors shall not be re-assigned to a class other than the class to which a Class B Director was initially assigned, unless any re-assignment is consented to by the Class B Holder and the Board. The number of directors in each class shall be divided as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders after the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Initial Annual Meeting”), which shall be held no earlier than January 31, 2024 and no later than October 1, 2025; the initial term of office of the Class II directors shall expire at the Corporation’s first annual meeting of stockholders following the Initial Annual Meeting; and the initial term of office of the Class III directors shall expire at the Corporation’s second annual meeting of stockholders following the Initial Annual Meeting. At each annual meeting of stockholders following the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

4. Term. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal; provided, however, that the term of any Class B Director shall terminate immediately upon the effective date of a Class B Redemption. Any director may resign at any time by delivering a resignation in writing or by electronic transmission, signed by such director, to the Chair of the Board or the Secretary of the Corporation.

5. Removal. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock, any director shall be removed from the Board at any time only (i) with cause and (ii) by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, provided, however, that a Class B Director shall only be removed from office, with or without cause, by the Class B Holder. No increase or decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

6. Board Vacancies and Newly Created Directorships. Subject to any special rights of the holders of one or more outstanding series of Preferred Stock and the rights of Class B Holder set forth in Article IV, Section 3(h) of this Certificate of Incorporation, any vacancy occurring in the Board for any cause and any newly created directorship resulting from any increase in the authorized number of directors shall, unless

(a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors (other than the Class B Directors) then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders, provided, however, that, unless no share of Class B Common Stock is then outstanding, any vacancy in the Board of a director elected by the Class B Holder or otherwise designated as a Class B Director (a “Class B Vacancy”), whether such vacancy results from death, resignation, retirement, disqualification, removal from office, or other cause, shall be filled only by the Class B Holder. Any director elected to fill a vacancy or newly created directorship in accordance with the preceding sentence shall hold office for a term expiring at the next election of the class for which such director shall have been chosen and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

7. Vote by Ballot. The election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII: LIMITATION OF LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, neither a director of the Corporation nor an officer of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. No amendment to, modification of or repeal of this Section 1 of Article VII shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, modification or repeal. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation (including whether to procure a judgment in its favor) or otherwise, whether civil, criminal, administrative, legislative, investigative or other nature and including any and all appeals (collectively, each a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnitee”), against all liability and loss suffered and expenses, including, without limitation, attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended, damages, claims, penalties and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding. To the fullest extent permitted by applicable law, expenses (including attorneys’) fees incurred by an Indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor and an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified under this Article VII, Section 2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VII, Section 2 shall be contractual rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his, her or their heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VII Section 2, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII, Section 2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation as it may be further amended from time to time, the Bylaws or any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the General Corporation Law or other applicable law.

3. No Limitation. This Article VII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

4. Vested Rights. Any repeal or amendment of this Article VII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting; provided, however, that prior to a Class B Redemption, the Class B Holder may act by written consent in lieu of a meeting, solely with respect to matters for which the Class B Holder is entitled to vote as a separate class.

2. Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation shall be called only by (a) the Chairperson of the Board, (b) the Board acting pursuant to a resolution adopted by a majority of the directors then in office, or (c) the Board upon the holders of at least 25% of the voting power of all then-outstanding shares of voting stock entitled to vote on any matter to be brought before the proposed special meeting delivering a written request (which request shall state the purpose(s) of the meeting to be called) to the Secretary of the Corporation in accordance with the procedures and other requirements set forth in the Bylaws.

3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of other business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: CHOICE OF FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on behalf of the Corporation; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed or allegedly owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action, suit or proceeding asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action, suit or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; (e) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine; or (f) any other action, suit or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by the General Corporation Law, this Certificate of Incorporation or the Bylaws, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity owning, purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X: BUSINESS COMBINATION LAW

The Corporation shall not be governed by, or subject to, Section 203 of the General Corporation Law.

ARTICLE XI: CERTAIN CORPORATE OPPORTUNITIES

1. No Agency. Nothing contained in this Certificate of Incorporation or in any other agreement delivered pursuant hereto shall be construed to create any agency relationship among the stockholders.

2. Corporate Opportunities Generally. (x) Directors who are not employees or officers of the Corporation or its subsidiaries and (y) stockholders of the Corporation (other than stockholders of the Corporation who are employees of the Corporation or its subsidiaries), solely by virtue of each such stockholder’s status as a stockholder of the Corporation (such members of the Board and stockholders, the “Identified Persons” and each, individually, an “Identified Person”), shall, to the fullest extent permitted by applicable law, have no duty to refrain from, directly or indirectly, (a) engaging in the same or similar activities or lines of business in which the Corporation or any of its affiliates, directly or indirectly, now engages or may engage or (b) otherwise competing with the Corporation or any of its affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation, pursuant to Section 122(17) of the General Corporation Law, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any potential transaction or business opportunity for an Identified Person and the Corporation or any of its affiliates, except as provided in Article XI, Section 3 of this Certificate of Incorporation. Subject to Article XI, Section 3 of this Certificate of Incorporation, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

3. Certain Limitations.

(a) Notwithstanding Article XI, Section 2 of this Certificate of Incorporation, the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Person if such opportunity is (i) expressly offered to such person solely in his, her or their capacity as a director, officer, consultant or employee of the Corporation or (ii) identified by an Identified Person solely through the disclosure of information by or on behalf of the Corporation.

(b) In addition to and notwithstanding the provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, would not be reasonable for the Corporation to pursue or (iii) is one in which the Corporation has no interest or reasonable expectancy.

4. Related Companies. Subject to any contractual obligations between an Identified Person and the Corporation or its subsidiaries, the Identified Persons may now own, may continue to own, and from time to time may acquire and own, to the fullest extent permitted by applicable law, investments in one or more other entities (such entities collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Corporation, any of the Corporation’s stockholders or any of their respective affiliates, and (a) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Certificate of Incorporation shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Certificate of Incorporation shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (i) the ownership by an Identified Person of any interest in any Related Company, (ii) the affiliation of any Related Company with an Identified Person or (iii) any action taken or omitted by an Identified Person in respect of any Related Company, (b) no Identified Person shall, solely by reason of such ownership, affiliation or action, become subject to any fiduciary duty to the Corporation, any of the Corporation’s stockholders or any of their respective affiliates, (c) none of the duties imposed on an Identified Person by law do or shall limit or impair the right of any Identified Person lawfully to compete with the Corporation, any of the Corporation’s stockholders or any of their respective affiliates and (d) the Identified Persons are not and shall not be obligated to disclose to the Corporation, any of the Corporation’s stockholders or any of their respective affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Corporation, any of the Corporation’s stockholders or any of their respective affiliates in any such business or as to any such opportunities.

5. Other Protections. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

6. Amendments. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation (including any Certificate of Designation) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified, or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE XII: RESTRICTIONS ON THE TRANSFER OF SHARES

Notwithstanding anything to the contrary, at any time prior to later of (A) the effectiveness of the Corporation’s registration statement on Form 10 filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act Registration”) or (B) the listing by the Corporation of the Corporation’s Class A Common Stock on a registered securities exchange (the “Listing”), no outstanding shares of the Corporation’s Class A Common Stock that have been or in the future are issued may be transferred, including but not limited to any sale, assignment, pledge, conveyance, hypothecation, grant of a security interest, gift or other transfer or disposition of such share or any legal, economic, or beneficial interest in such share, as well as by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Securities Exchange Act of 1934, as amended, respectively) whether or not for value and whether voluntary or involuntary, (any such transfer, a “Transfer”), unless the Board (or a duly authorized committee thereof), in its sole and absolute discretion and prior to the occurrence of such Transfer, approves in writing of such Transfer (by resolution, unanimous written consent or otherwise). Any such Transfer, if permitted, will be subject to such terms and conditions as the Board may prescribe, in its sole discretion. Any Transfer effected without the prior written approval of the Board pursuant to this Article XII prior to the later of (A) the Exchange Act Registration or (B) the Listing shall be considered null and void ab initio and of no force and effect.

Notwithstanding the foregoing, any of the following Transfers of shares of the Corporation’s Class A Common Stock may occur prior to the later of the Exchange Act Registration and the Listing without prior written approval by the Board pursuant to this Certificate of Incorporation: (1) any Transfer required by law or (2) any Transfer to an executor or guardian of the stockholder upon the death or disability of such stockholder, (all such Transfers referred to in clauses (1) and (2), a “Permitted Transfer”); provided that the transfer restrictions described in this Article XII will continue to apply to any of the Corporation’s Class A Common Stock transferred pursuant to any such Permitted Transfer. In the event there is any such Permitted Transfer, the stockholder (or custodian or guardian of or anyone with power of attorney over such stockholder) effecting the Permitted Transfer must, to the extent permitted by applicable law, provide written advance notice of the Permitted Transfer (including, for the avoidance of doubt, the identities of the recipients of the shares pursuant to the Permitted Transfer and, if applicable, the reason such Permitted Transfer is required by law) to the Secretary of the Board prior to the occurrence of the Permitted Transfer. In connection with the Board’s consideration for approval of any Transfer or in the case of any notification to the Board of any Permitted Transfer, the Board may reasonably request additional information and/or documentation from the stockholder (or custodian or guardian of or anyone with power of attorney over such stockholder) and/or the transferee.

ARTICLE XIII: AMENDMENT OF CERTIFICATE OF INCORPORATION

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including, without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation: provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote (but subject to the rights of the Class B Holder set forth in Article IV, Section 3(h) of this Certificate of Incorporation and the rights of any series of Preferred Stock set forth in any Certificate of Designation), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal such provisions of Certificate of Incorporation.

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